Final Term Sheet

Filed Pursuant to Rule 433

Registration Statement

No. 333-192369

November 13, 2015

United Parcel Service, Inc.

FINAL TERM SHEET

Security Offered:	Floating Rate Senior Notes due 2020 (the “Floating Rate Notes”)

Issuer:	United Parcel Service, Inc. (the “Company”)

Ratings:	Aa3/A+

Principal Amount:	€500,000,000

Trade Date:	November 13, 2015

Settlement Date:	November 20, 2015 (T+5)

Maturity:	July 15, 2020

Price to Public:	100%

Gross Spread:	0.35%

Price to Underwriters:	99.65%

Net Proceeds to Company:	€498,250,000

Base Rate:	EURIBOR

Index Maturity:	3 month

Spread:	+43 basis points

Coupon (Interest Rate):	3 month EURIBOR plus 43 basis points (reset quarterly); except that the long first coupon between November 20, 2015 and April 15, 2016 will be interpolated between three-month EURIBOR and six-month EURIBOR

Interest Reset Dates:	January 15, April 15, July 15, and October 15 of each year, commencing on April 15, 2016

Interest Determination Dates:	Quarterly, two TARGET System Days prior to each Interest Reset Date

Interest Rate Reset Period:	Quarterly

Record Dates:	The close of business on the 15th calendar day (whether or not a business day) immediately preceding the related Interest Payment Date or, if the notes are represented by one or more global notes, the close of business on the business day immediately preceding the related Interest Payment Date

Interest Payment Dates:	January 15, April 15, July 15, and October 15 of each year, commencing on April 15, 2016

Minimum Interest Rate:	0.000%

Minimum Denominations:	The Floating Rate Notes will be issued in denominations of €100,000 and in integral multiples of €1,000 in excess thereof.

CUSIP:	911312 AU0

ISIN:	XS1323463056

Common Code:	132346305

Listing:	The Company intends to apply to list the Floating Rate Notes on the New York Stock Exchange.

Day Count Convention:	Actual/360

Form:	Clearstream/Euroclear, Book-Entry

Law:	New York

Active Bookrunners:	Barclays Bank PLC BNP Paribas Goldman, Sachs & Co. Société Générale

Passive Bookrunners:	Citigroup Global Markets Limited J.P. Morgan Securities plc Merrill Lynch International Morgan Stanley & Co. International plc

Senior Co-Managers:	UBS Investment Bank Wells Fargo Securities International Limited

Co-Managers:

BNY Mellon Capital Markets, LLC

Commerzbank Aktiengesellschaft

Fifth Third Securities, Inc.

HSBC Bank plc

ING Bank N.V. Belgian Branch

Mitsubishi UFJ Securities International plc

Mizuho International plc

Standard Chartered Bank

U.S. Bancorp Investments, Inc.

The Williams Capital Group, L.P.

To the extent any underwriter that is not a U.S. registered broker-dealer intends to effect sales of notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations. Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.

Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Barclays Bank PLC toll-free at 1-888-603-5847; BNP Paribas toll-free at 1-800-854-5674; Goldman, Sachs & Co. toll-free 866-471-2526; or Société Générale by telephone collect at +44-20-7676-7618.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Final Term Sheet

Filed Pursuant to Rule 433

Registration Statement

No. 333-192369

November 13, 2015

United Parcel Service, Inc.

FINAL TERM SHEET

Security Offered:	1.625% Senior Notes due 2025 (the “Fixed Rate Notes”)

Issuer:	United Parcel Service, Inc. (the “Company”)

Ratings:	Aa3/A+

Principal Amount:	€700,000,000

Trade Date:	November 13, 2015

Settlement Date:	November 20, 2015 (T+5)

Maturity:	November 15, 2025

Price to Public:	99.708%

Gross Spread:	0.45%

Price to Underwriters:	99.258%

Net Proceeds to Company:	€694,806,000

Benchmark Security:	DBR 1.000% due August 15, 2025

Benchmark Security Price and Yield:	104.16 / 0.56%

Spread to Benchmark Security:	+109.7 basis points

Mid-Swap Yield:	0.907%

Spread to Mid-Swap Yield:	+75 basis points

Re-offer Yield:	1.657%

Coupon (Interest Rate):	1.625%

Record Dates:	November 1, commencing November 1, 2016 or, if the notes are represented by one or more global notes, the close of business on the business day immediately preceding the related Interest Payment Date

Interest Payment Dates:	November 15, commencing November 15, 2016

Minimum Denominations:	The Fixed Rate Notes will be issued in denominations of €100,000 and in integral multiples of €1,000 in excess thereof.

Optional Redemption:

The Fixed Rate Notes will be redeemeable at the Company’s option at any time prior to August 15, 2025, as a whole or in part, at (a) the greater of (i) 100% of the principal amount of such Fixed Rate Notes and (ii) the sum of the present values of remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) on such Fixed Rate Notes discounted to the redemption date on an annual basis at the Comparable Government Bond Rate plus 0.20% (20 basis points), plus (B) accrued interest to the redemption date.

The Fixed Rate Notes will be redeemeable at the Company’s option at any time on or after August 15, 2025 at a redemption price equal to 100% of the principal amount of such Fixed Rate Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

CUSIP:	911312 AV8

ISIN:	XS1323463726

Common Code:	132346372

Listing:	The Company intends to apply to list the Fixed Rate Notes on the New York Stock Exchange.

Day Count Convention:	Actual/Actual (ICMA)

Form:	Clearstream/Euroclear, Book-Entry

Law:	New York

Active Bookrunners:	Barclays Bank PLC BNP Paribas Goldman, Sachs & Co. Société Générale

Passive Bookrunners:	Citigroup Global Markets Limited J.P. Morgan Securities plc Merrill Lynch International Morgan Stanley & Co. International plc

Senior Co-Managers:	UBS Investment Bank Wells Fargo Securities International Limited

Co-Managers:

BNY Mellon Capital Markets, LLC

Commerzbank Aktiengesellschaft

Fifth Third Securities, Inc.

HSBC Bank plc

ING Bank N.V. Belgian Branch

Mitsubishi UFJ Securities International plc

Mizuho International plc

Standard Chartered Bank

U.S. Bancorp Investments, Inc.

The Williams Capital Group, L.P.

To the extent any underwriter that is not a U.S. registered broker-dealer intends to effect sales of notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations. Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.

Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Barclays Bank PLC toll-free at 1-888-603-5847; BNP Paribas toll-free at 1-800-854-5674; Goldman, Sachs & Co. toll-free 866-471-2526; or Société Générale by telephone collect at +44-20-7676-7618.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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